EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2006 (except for Note 18, for which the date is June 29, 2006), accompanying the financial statements of Supercom Ltd. contained in the Registration Statements and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts” and “Selected consolidated financial data”.

Fahn Kanne & Co.
Certified Public Accountants (Isr.)

Tel-Aviv, Israel
September 25, 2006